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                                                                    Exhibit 99.1

     [TOLLGRADE LOGO]                             TOLLGRADE COMMUNICATIONS, INC.
Network Assurance Simplified                 493 Nixon Road / Cheswick, PA 15024
                                                               www.tollgrade.com

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                C O R P O R A T E   C O M M U N I C A T I O N S
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CONTACT: Chris Allison
         412-820-1407
         callison@tollgrade.com

        CHEETAH ACQUISITION CONTRIBUTES TO 17.5% RISE IN TOLLGRADE SALES PITTSBURGH, PA - July 17, 2003 - Tollgrade Communications, Inc. (NASDAQ: TLGD) today reported revenue of $17,133,547 and earnings of 6 cents per share for the second quarter ended June 28, 2003. Revenue and earnings per share for the second quarter of 2002 were $14,583,910 and 8 cents per share, respectively. The results reported for the second quarter of 2003 include for the first time an entire quarter's results of the Company's Cheetah(TM) status and performance monitoring business which was acquired during the first quarter of 2003. On a year to date basis, the Company recorded revenues of $31,676,970 and earnings of 9 cents per share for the period ended June 28, 2003; revenues were $32,106,184 and earnings were 19 cents per share in the corresponding period of the prior year.

Second quarter 2003 revenues of $17,133,547 exceeded the Company's previous revenue guidance of $13.0 million to $16.0 million while slightly higher product development, bad debts and consulting expenses kept actual earnings at the upper end of the guidance range of break-even to six cents.

"Capital expenditures among our RBOC customers continue to be lean," said Chris Allison, Tollgrade's chairman and chief executive officer. "Although we had a strong MCU(R) quarter with sales to BellSouth and Qwest, lower Digital Loop Carrier (DLC) deployments particularly impacted our MCU business. Our LoopCare(TM) business was solid, but down in comparison to the first quarter of this year. As we expected, longer soak times for software products can make this business lumpy. In addition, looming labor negotiations involving an RBOC customer could add to the difficult environment. We are, however, happy to report that all of our LoopCare maintenance agreements are signed, including multi-year agreements with Verizon and SBC. In the cable sector, our CheetahNet(TM) and CheetahLight(TM) business had a solid quarter. Our cable team did a great job."

The company's 2001 acquisition of the LoopCare test system business from Lucent Technologies continued to make a positive contribution to the business, although separate right-to-use licenses fees were lower in the current quarter than in the comparable period of 2002. Sales of LoopCare software products separate and unrelated to the DigiTest(R) system products, which tend to be lumpy, were $929,000 in the second quarter of 2003 compared to $2,322,000 in the second quarter of 2002. Total LoopCare revenues, including software and services, were $3,225,000 in the second quarter of 2003 compared to $4,212,000 in the second quarter of 2002.

Overall sales of the Company's core MCU products, which extend testability into the POTS network, were $6,387,000 in the second quarter of 2003, compared to $7,588,000 in the second quarter of 2002. RBOC customers are generally continuing to restrain capital spending in traditional POTS line areas such as Digital Loop Carrier deployment due to continuing line losses.

Sales of Tollgrade's DigiTest system products were $1,230,000 in the second quarter of 2003 compared with $1,016,000 in the same period of 2002. The 2003 quarter included sales to both RBOC and CLEC accounts for LTS modernization programs and initial DigiTest system sales, respectively.

Overall sales of cable hardware and software products were solid for the 2003 quarter at $5,345,000, of which $3,731,000 were contributed by Cheetah and CheetahNet (formerly NetMentor(TM)), and $1,614,000 were attributable to CheetahLight (formerly LIGHTHOUSE(TM)). CheetahLight product sales increased during the 2003 quarter from $996,000 in the year earlier period due to the strength of shipments to a new customer, Bright House Networks.

Second quarter 2003 revenue from Services, which includes installation oversight and project management services provided to RBOCs and fees for software maintenance, increased to $3,243,000 from $2,566,000 in the prior year quarter. Contributing to the increase was an approximately 12% increase in Tollgrade's traditional service offerings in addition to the inclusion of CheetahNet maintenance fees.

SECOND QUARTER 2003 FINANCIAL AND OPERATING DATA
Second quarter gross profit increased 11.4% to $9,414,572 from the second quarter of 2002 primarily as a result of the additional sales volumes related to the Cheetah products. As a percentage of sales, gross profit was 54.9% versus 57.9% a year ago. This decrease was primarily attributable both to lower LoopCare software right-to-use fees in the second quarter of 2003 as well as the impact of the Cheetah business that produces lower margins due to the highly competitive CATV markets. Amortization expense related to the LoopCare and Cheetah operations was $510,306 for the second quarter of 2003, while amortization that related to the LoopCare acquisition was $365,429 in the second quarter of 2002.

Overall operating expenses increased $1,266,115 or 18.4%, to $8,155,611 from $6,889,496 in the second quarter of 2002.

Selling and marketing expenses in the quarter were $2,420,786, an increase of 8.8% percent from the same period in 2002, due primarily to the inclusion of the Cheetah business, as well as higher consulting and




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incentive compensation expense, offset by fewer employees and lower commissions, travel and discretionary expenses in other parts of the business.

General and administrative expenses increased 44.1% to $1,828,262 from the year earlier quarter due largely to the inclusion of the Cheetah business as well as increased provisions for bad debts related to CATV customers, higher business insurance costs and higher incentive compensation and professional service costs.

Research and development expenses were $3,906,563, an increase of 15.0% from the second quarter of 2002. This increase was due primarily to the inclusion of the Cheetah business offset by a general reduction in work force at the end of the third quarter of 2002.

As a result of the above, income from operations was $1,258,961 in the second quarter of 2003, a 19.3% decrease from the same period of 2002.

The company's order backlog for firm customer purchase orders and signed software maintenance contracts was $8,122,000 as of June 28, 2003, in comparison to a backlog of $10,698,000 as of March 29, 2003 and $7,179,000 as of December 31, 2002. The backlog at June 28, 2003 included approximately $4,200,000 related to software maintenance contracts, which will be earned and recognized as income on a straight-line basis during the remaining terms of the underlying agreements. Including these maintenance billings, Tollgrade expects approximately 40% of the current backlog to be recognized as revenue in the third quarter of 2003.

As of March 29, 2003, two of the Company's RBOC LoopCare annual maintenance agreements were under negotiation and extension. One of those agreements was signed during the recently completed second quarter. The second was signed just subsequent to June 28, 2003 and thus is not included in the backlog as of June 28, 2003.

THIRD QUARTER OUTLOOK
Regarding the Company's third quarter outlook, Chris Allison reported that "Although we have increased the diversification of our product offerings with our Cheetah and LoopCare acquisitions, the capital expenditure and broadband roll-out environment remains unclear. In addition, the third quarter has historically been down for us due to typical seasonality issues. We, therefore, are providing third quarter 2003 guidance with sales of $12.0 to $16.0 million with per share results ranging from a loss of $(0.03) to earnings of $0.06. However, if a labor disruption should occur at a significant RBOC customer, the impact could be material resulting in revenues as low as $11.0 million and a loss per share of $(0.07)."




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ABOUT TOLLGRADE
Tollgrade Communications, Inc. is a full-system provider of leading hardware and software testing solutions for the global telecommunications and cable broadband industries. Tollgrade designs, engineers, markets and supports test systems, test access and status monitoring products. The Company, which is headquartered in the Pittsburgh suburb of Cheswick, Pa., recorded 2002 revenues of $58.6 million. The Company's web address is www.tollgrade.com.


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                 TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per-share data)


                                             Three Months Ended                Six Months Ended
                                           06/28/03      06/29/02        06/28/03           06/29/02
                                           --------      --------        --------           --------
REVENUES:
   Products                                $ 13,916       $ 12,018         $ 25,487        $ 26,947
   Services                                   3,218          2,566            6,190           5,159
---------------------------------------------------------------------------------------------------
                                             17,134         14,584           31,677          32,106
---------------------------------------------------------------------------------------------------
COST OF SALES:
    Products                                  6,233          4,870           11,524          10,932
   Services                                     976            900            1,766           1,855
   Amortization                                 510            365            1,403             730
---------------------------------------------------------------------------------------------------
                                              7,719          6,135           14,693          13,517
---------------------------------------------------------------------------------------------------

GROSS PROFIT                                  9,415          8,449           16,984          18,589

---------------------------------------------------------------------------------------------------

OPERATING EXPENSES:
   Selling and marketing                      2,421          2,225            4,391           4,642
   General and administrative                 1,828          1,268            3,565           2,795
   Research and development                   3,907          3,396            7,228           7,391
---------------------------------------------------------------------------------------------------
      Total operating expenses                8,156          6,889           15,184          14,828
---------------------------------------------------------------------------------------------------

INCOME FROM OPERATIONS                        1,259          1,560            1,800           3,761
OTHER INCOME                                     85            200              232             438
---------------------------------------------------------------------------------------------------

INCOME BEFORE INCOME TAXES                    1,344          1,760            2,032           4,199
PROVISION FOR INCOME TAXES                      511            669              772           1,595
---------------------------------------------------------------------------------------------------
      Net income                           $    833       $  1,091         $  1,260        $  2,604
---------------------------------------------------------------------------------------------------

DILUTED EARNINGS PER-SHARE
INFORMATION:

Weighted average shares of common
stock and equivalents:                       13,335         13,339           13,276          13,386

---------------------------------------------------------------------------------------------------
 Net income per common and common
   equivalent shares                       $   0.06       $   0.08         $   0.09        $   0.19
---------------------------------------------------------------------------------------------------


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                 TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)


                                                               JUNE 28,        Dec. 31,
                                                                 2003            2002
                                                           -------------    -------------
ASSETS

CURRENT ASSETS:
   Cash and cash equivalents                                    $  28,060         $  33,799
   Short-term investments                                          14,181            19,329
   Accounts receivable:
        Trade                                                      10,838             7,946
        Other                                                          90               152
   Inventories                                                     13,763            14,093
   Prepaid expenses                                                 1,220             1,530
   Deferred and refundable tax assets                               1,934             2,041
-------------------------------------------------------------------------------------------
          TOTAL CURRENT ASSETS                                     70,086            78,890

Property and equipment, net                                         8,626             7,439
Deferred tax assets                                                 3,356             2,770
Capitalized software costs, net                                     8,607             5,539
Intangibles                                                        44,500            38,500
Goodwill                                                           20,240            16,162
Other assets                                                          344               242

-------------------------------------------------------------------------------------------

           TOTAL ASSETS                                         $ 155,759         $ 149,542
-------------------------------------------------------------------------------------------

  LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                             $   1,195         $     500
   Accrued warranty                                                 3,123             1,981
   Accrued expenses                                                 1,531               749
   Accrued salaries and wages                                         684               543
   Accrued royalties payable                                          412               322
   Income taxes payable                                             1,368             1,141
   Deferred income                                                  1,349               466
-------------------------------------------------------------------------------------------
          TOTAL CURRENT LIABILITIES                                 9,662             5,702
Deferred tax liabilities                                            2,228             1,484
-------------------------------------------------------------------------------------------
          TOTAL LIABILITIES                                        11,890             7,186

Total shareholders' equity                                        143,869           142,356
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        TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY              $ 155,759         $ 149,542
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

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                 TOLLGRADE COMMUNICATIONS, INC. AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                              Six Months Ended
                                                                                    JUNE 28, 2003       June 29, 2002
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                              $   1,260           $   2,604
Adjustments to reconcile net income to net cash provided by operating activities:
         Depreciation and amortization                                                      2,543               1,878
         Tax benefit from exercise of stock options                                            55                 113
         Refund and utilization of income taxes paid                                          376                 810
         Deferred income taxes                                                                130                 214
         Provisions for losses on inventory                                                   181               1,296
         Disposition of slow moving and obsolete inventory                                  (278)               (424)
         Provision for allowance for doubtful accounts                                        343               -----
Changes in assets and liabilities:
         Increase in accounts receivable-trade                                            (3,235)             (1,707)
         Decrease in accounts receivable-other                                                 62                 182
         Decrease in inventory                                                              1,588               1,787
         Decrease in prepaid expenses and other assets                                        291                  82
         Increase (decrease) in accounts payable                                              695               (537)
         Increase in accrued warranty                                                         525                 207
         Increase in accrued expenses and deferred income                                     875                 459
         Increase (decrease) in accrued royalties payable                                      90                (27)
         Increase (decrease) in accrued salaries and wages                                    141               (104)
         Increase in income taxes payable                                                     226                 153
----------------------------------------------------------------------------------------------------------------------
                  Net cash provided by operating activities                                 5,868               6,986
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
         Purchase of Cheetah                                                             (15,109)               -----
         Purchase of investments                                                            (878)             (4,557)
         Redemption/maturity of investments                                                 6,026               4,332
         Capital expenditures                                                             (1,844)             (1,405)
         Investments in other assets                                                        -----                (52)
----------------------------------------------------------------------------------------------------------------------
                  Net cash used in investing activities                                  (11,805)             (1,682)
----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
         Purchase of treasury stock                                                         -----             (1,626)
         Proceeds from exercise of stock options                                              198                 278
----------------------------------------------------------------------------------------------------------------------
                  Net cash provided by (used for) financing activities                        198             (1,348)
----------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                                      (5,739)               3,956
Cash and cash equivalents at beginning of period                                           33,799              32,106
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of period                                              $  28,060           $  36,062
----------------------------------------------------------------------------------------------------------------------




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FORWARD-LOOKING STATEMENTS

The statements contained in this release which are not historical facts are considered "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements, which may be expressed in a variety of ways, including the use of forward-looking terminology and the use of future or present tense language, relate to, among other things, expected revenue and earnings results. The Company does not undertake any obligation to publicly update any forward-looking statements.

These forward-looking statements and other forward-looking statements contained in other public disclosures of the Company are based on assumptions that involve risks and uncertainties and are subject to change based on the considerations described below. These risks, uncertainties and other factors may cause actual results, performance or achievements to differ materially from anticipated future results, performance or achievements expressed or implied by such forward looking statements. Therefore, the Company wishes to caution each reader of this release to consider the following factors and certain other factors discussed herein and in past reports including, but not limited to, prior year Annual Reports and Form 10-K and Form 10-Q reports filed with the Securities and Exchange Commission ("SEC"). The factors discussed herein may not be exhaustive. Therefore, the factors discussed herein should be read together with other reports and documents that are filed by the Company with the SEC from time to time, which may supplement, modify, supersede or update the factors listed in this document.

General economic conditions and the economic conditions of the telecommunications and cable industries, including the effect of subscriber line loss and competition for the Company's RBOC customers from wireless, cable providers and other carriers entering the local telephone service market can and has affected the capital budgets of the Company's customers. If such conditions result in a further reduction of such budgets, the Company's revenues could be adversely affected.

If the Company's customers find themselves unable to meet their established purchase forecasts and their own growth projections, such customers may curtail their purchase of the Company's products, which would adversely affect the Company's revenues.

If the Company is unable to establish customer or sales distribution or original equipment manufacturer ("OEM") relationships relating to the Cheetah cable status and performance monitoring product line, it could affect the rate of incoming orders, which would adversely affect the Company's sales and revenues.

If the financial strength of certain of the Company's major customers should deteriorate or such customers should encounter difficulties in accessing capital, the ability of such customers to purchase and pay for the Company's products could be impaired, with a corresponding adverse effect on the Company's revenues.

If third parties with whom the Company has entered into sales and marketing partnerships should fail to meet their own performance objectives, customer demand for the Company's products could be adversely affected, which would have an adverse effect on the Company's revenues.

Seasonal fluctuations in customer demand for the Company's products can create corresponding fluctuations in period-to-period revenues, and any increases in the rate of order cancellation by customers could adversely affect future revenues.

The carrying value of certain intangible assets, including goodwill, acquired by the Company from Lucent Technologies, Inc. ("Lucent") and Acterna, LLC could be impaired if changing market conditions indicate that lower than anticipated cash flows will be produced by such intangible assets.

If the Company were to encounter a shortage of key manufacturing components from limited sources of supply, or to experience manufacturing delays caused by reduced manufacturing capacity or integration issues related to the acquisition of the Cheetah product line, the loss of key assembly subcontractors or




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other factors, the Company's ability to produce and ship its manufactured products could be adversely affected, with an adverse effect upon revenues.

Disputes between the Company's customers and their organized labor groups could cause those customers to reduce or curtail their purchase of the Company's products until resolution of such disputes, which would adversely affect revenues.

The introduction of improved products or services or reduced prices by the Company's competitors could reduce the demand for the Company's products and services and adversely affect revenues.

If the Company proves unable to respond effectively to technological change in its industry, such as an evolution of the telephone network from circuit to packet-based, by developing new products and services and obtaining customer approval and acceptance of its products and services, demand for the Company's products and services could be adversely affected, which would adversely affect revenues.

The Company is dependent on a relatively narrow range of products and a small number of large customers. As a result, the failure of one or a small number of the Company's products to gain or maintain acceptance in the marketplace, or the decision by one or a few of the Company's customers to curtail their purchases of the Company's products could have an adverse effect on revenues.

If one or more of a small number of key employees of the Company were to cease to be associated with the Company, the Company's future results could be adversely affected.

If the Company is unable to successfully assert and defend its proprietary rights in the technology utilized in its products, its future results could be adversely affected. If third parties were able to successfully assert that the Company's use of technology infringed upon the proprietary rights of others, the future results of the Company could be adversely affected.

If one or more of the Company's products were proven to be defective, the Company's relationships with its customers could be jeopardized and the Company could be subject to potential liability, adversely affecting the Company's future results.

If for any reason demand for the Company's products should decrease, including the successful development of a secondary market for the Company's products by a third party, the Company could continue to find itself with excess inventory and obsolete parts on hand, which could adversely affect future results.

Changes in government regulation, such as modification or repeal of The Telecommunications Act of 1996, increasing the costs of doing business by the Company or its customers, or preventing the Company or its customers from engaging in business activities they may wish to conduct could adversely affect the Company's future results.

The Company has recently completed certain acquisitions and expects to pursue additional acquisitions and new business opportunities in the future as part of its business strategy. If the Company fails to integrate successfully the operations and products of acquired businesses, or if such acquisitions subject the Company to unexpected liabilities and claims, the Company's future results could be adversely affected.

The Company's future sales in international markets are subject to numerous risks and uncertainties, including local economic and labor conditions, political instability including terrorism and other acts of war or hostility, unexpected changes in the regulatory environment, trade protection measures, tax laws, the ability of the Company to market current or develop new products suitable for international markets, obtaining and maintaining successful distribution and resale channels and foreign currency exchange rates. Reductions in the demand for or the sales of the Company's products in international markets could adversely affect future results.


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(TM)LoopCare is a trademark of Tollgrade Communications, Inc.
(TM)Cheetah is a trademark of Tollgrade Communications, Inc.
(TM)CheetahNet is a trademark of Tollgrade Communications, Inc.
(TM)CheetahLight is a trademark of Tollgrade Communications, Inc.
(TM)NetMentor is a trademark of Tollgrade Communications, Inc.
(R) DigiTest is a registered trademark of Tollgrade Communications, Inc.
(R) MCU is a registered trademark of Tollgrade Communications, Inc.
(R) LIGHTHOUSE is a registered trademark of Tollgrade Communications, Inc.


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